												Exhibit 12.2
												7/28/2008
MISSISSIPPI POWER COMPANY
Computation of ratio of earnings to fixed charges plus preferred dividend requirements for the five years ended December 31, 2007 and the year to date June 30, 2008

												Six
												Months
												Ended
	Year ended December 31,											June 30,
		2003		2004		2005		2006		2007		2008
	--------------------------------------------------Thousands of Dollars--------------------------------------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
Earnings before income taxes		$120,827		$131,299		$121,915		$131,840		$137,594		$64,401
Interest expense, net of amounts capitalized		14,369		13,724		13,828		18,639		18,158		8,833
Distributions on mandatorily redeemable preferred securities		2,520		630		0		0		0		0
AFUDC - Debt funds		0		0		0		0		12		58

Earnings as defined		$137,716		$145,653		$135,743		$150,479		$155,764		$73,292

FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
Interest on long-term debt		$10,116		$9,067		$10,490		$11,808		$12,441		$7,531
Interest on affiliated loans		55		2,218		3,284		3,882		4,095		409
Interest on interim obligations		0		0		437		1,425		0		0
Amort of debt disc, premium and expense, net		1,178		1,080		1,111		1,060		1,055		583
Other interest charges		3,020		1,359		(1,494)		464		579		368
Distributions on mandatorily redeemable preferred securities		2,520		630		0		0		0		0

Fixed charges as defined		16,889		14,354		13,828		18,639		18,170		8,891
Tax deductible preferred dividends		239		204		192		192		192		96
		17,128		14,558		14,020		18,831		18,362		8,987
Non-tax deductible preferred and preference dividends		1,774		3,628		1,541		1,541		1,541		770
Ratio of net income before taxes to net income	x	1.600	x	1.628	x	1.614	x	1.574	x	1.604	x	1.569
Pref dividend requirements before income taxes		2,838		5,906		2,487		2,426		2,472		1,208
Fixed charges plus pref dividend requirements		$19,966		$20,464		$16,507		$21,257		$20,834		$10,195

RATIO OF EARNINGS TO FIXED CHARGES PLUS
PREFERRED DIVIDEND REQUIREMENTS		6.90		7.12		8.22		7.08		7.48		7.19